Exhibit 99.1

Media Contact:	Addy Apesos
Rollins Inc.
404.888.2318

Orkin Establishes Three International Franchises in South America

ATLANTA, June, 19, 2014 – Rollins Inc., an international consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, established three new international franchises in Sao Paulo, Brazil; Belo Horizonte, Brazil; and Asuncion, Paraguay.

All three Orkin franchises will offer commercial and residential pest control and termite services in their respective markets.

“We are proud to offer Orkin’s services in South America,” said Tom Luczynski, Orkin group vice president of global development and franchising. “This is a great opportunity for Orkin to expand our footprint and bring our services to Brazil and Paraguay.”

The three new franchises currently operate pest control businesses and will convert those existing businesses to Orkin. This will allow them to take full advantage of the strong Orkin brand and its franchise support to grow and further develop their markets.

Each new franchisee traveled to Atlanta, Orkin’s world headquarters, for initial training at the company’s award-winning training center in May.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods. The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC and Allpest, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com, http://www.allpest.com.au/ and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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